LETTER TO SHAREHOLDERS

Nu Skin’s 25th anniversary year will prove to be a pivotal point in our long-term success—a year when we demonstrated our difference by generating record revenue, a record number of executive distributors, and a record product launch with the ageLOC™ anti-aging skin care system. More importantly, we added significant fuel to our innovation engine, moving us closer to achieving our vision of becoming the leading direct selling company in the world.

A Year of Milestones

Despite a challenging economic environment that impacted consumer spending habits and businesses globally, we met or exceeded all of our 2009 operational targets. By focusing on innovation, not only has Nu Skin been able to weather the storm, but we have surged ahead with impressive annual results:

•  Generated $1.33 billion in revenue, a 7 percent improvement over the prior year;

•  Increased profitability by improving our operating margin 100 basis points to 11.1 percent of revenue, or 11.9 percent excluding restructuring charges;

•  Generated earnings per share of $1.40, or $1.51 excluding restructuring charges compared to $1.02 in the prior year;

•  Increased our executive distributor count 8 percent;

•  Improved our cash position by $43 million to $158 million while paying down $37 million in debt, and repurchasing $21 million of company stock;

•  Increased dividend payments for the ninth consecutive year, paying more than $29 million in dividends, or the equivalent of 46 cents per share.

On the product front, we introduced our innovative anti-aging product platform—ageLOC.™ On the business side, we enhanced our global compensation plan, focusing on recruiting, retention, and consumption. And we worked to streamline supply chain processes and continue general and administrative expense initiatives, including restructuring operations in Japan, our largest market.

Our success is reaching across borders, touching nearly all of Nu Skin’s 50 international markets. In fact, during 2009, we experienced growth in every region and saw improving trends in virtually all of our markets.

The Building Blocks of Continued Success

We believe our 25-year legacy of innovation will continue to serve as the foundation for our success. In 2010, we expect to generate revenue growth in the mid-single-digit range, improve our operating margin by another 100 basis points, and grow earnings by more than double our revenue growth rate.

To achieve these targets, we are focused on maximizing the following growth drivers: Product Innovation, Refined Processes, and Increased Profitability.

I. Product Innovation

2009 was a milestone year for Nu Skin Enterprises. We launched an entirely new class of innovative anti-aging products we call “Aging Response Modulators” or ARMs. This new platform is based on the principle that advanced skin care and nutrition products should go beyond treating the signs and symptoms of aging. Our approach is to identify the ultimate sources of aging located within the human genome. Understanding how to positively influence the expression of specific groups of genes that we believe play a critical role in the quest for preserving youth is the scientific basis for ARMs.

In the fourth quarter of 2009, we introduced an important new ARM—the ageLOC™ skin care system, a comprehensive daily skin care regimen clinically demonstrated to improve the appearance of eight signs of aging beginning in only seven days. This skin care system has also been proven to promote youthful gene activity in groups of genes essential to younger looking skin. The enthusiastic demand for ageLOC skin care generated more than $17 million of ageLOC product sales during our October distributor convention—more than double the convention sales of any prior new product. And as if this wasn’t enough, we also released a new ageLOC edition of our top-selling Galvanic Spa® System II, an at-home spa unit that provides superior delivery of ageLOC ingredients to the skin and boosts the visible benefits of the ageLOC skin care products.

During 2010, we plan to introduce the ageLOC skin care collection into virtually every market, and early indications are very promising. Our expectation is that ageLOC will be our biggest global product launch ever, generating more than $150 million in sales in the first 12 months of launch.

With our array of scientific expertise, we have built strong, balanced brands in both personal care and nutrition. We believe the strength of our business in both categories provides us with a distinct competitive advantage and enables us to capitalize on the growing consumer demand for products that help maintain youth. Our next venture is to take ageLOC “inside” starting in the fall of 2010, with an ageLOC nutritional product under our Pharmanex® brand. This introduction will further differentiate Nu Skin and cement our position as a leading company in the anti-aging arena.

To stay on the forefront of innovation and to ensure that our research and development delivers cutting-edge, proprietary products, Nu Skin has:

▪Licensed the rights to a proprietary gene databank and other intellectual property developed by LifeGen Technologies, a leading anti-aging research company that has invested more than 30 years in the field;

▪Developed multiple collaborative partnerships and research agreements with key academic advisors and prominent institutions, such as Stanford University, Harvard University, Purdue University, and Brigham Young University;

▪Established a broad array of internal scientific and research and development expertise; Finalized plans to construct a new Innovation Center at our corporate headquarters that will facilitate continued innovation well into the future.

By targeting the sources of aging, both inside and out, we believe we can continue to develop innovative and effective products that will drive growth for many years to come.

II. Refined Processes

In 2005, we initiated a comprehensive business transformation by taking a critical look at everything we do. As a result, over the past five years, we’ve given our organization a face-lift by improving our operational processes. We reorganized ourselves to maximize our competitive advantages and align our efforts accordingly at both the corporate and local level. We are beginning to reap the rewards of these efforts and expect the benefits will be even more pronounced going forward.

We have also made important enhancements to our distributor compensation plan. Nu Skin was the first to pioneer the seamless global compensation plan. Over the years, however, local modifications have added complexity. Three years ago, we began consolidating our compensation plan, and at the same time we incorporated innovative features to reward early distributor leadership. Today, our compensation plan is virtually identical in each of our markets, with the one exception being Mainland China, where regulatory restrictions necessitate some differences. This alignment process has helped eliminate distributor confusion and simplify back-end logistics.

We have also spent significant energy modifying our product launch process. In the past, global rollout of a new product could take anywhere from one to three years. But with the ageLOC™ skin care system, we have compressed the rollout timeline to better capitalize on distributor enthusiasm and help our sales force focus on a single global story. In fact, following the initial limited-time offering of our new ageLOC skin care products in the fall of 2009, we anticipate we will have launched ageLOC products in nearly all markets by the third quarter of 2010.

One final process improvement worth mentioning is the implementation of best practices across markets. We are operating from the same global playbook by learning from the successes of individual markets and then implementing these successful and time-proven programs throughout our organization. Going forward, we will continue to look for innovative ways to improve our operational infrastructure that will benefit our customers, distributors, and shareholders.

III. Increased Profitability

In 2009, our operating margin and resulting earnings improved significantly. At the end of 2007, our operating margin was 6.1 percent, or 7.5 percent when excluding restructuring charges. In 2009, our operating margin was 11.1 percent, or 11.9 percent when excluding restructuring charges. And the best news is we believe that we can continue to improve operating margin through 2010 and beyond.

While our gross margin remained relatively even with the prior year, we closed 2009 with improving trends. We expect these trends to continue, and anticipate an approximate 100-basis-point improvement during the coming year as we focus on our ageLOC™ launch.

In 2009, we also saw a decrease in general and administrative expenses, which fell from 29.2 percent of revenue in 2008 to 28.4 percent in 2009. We completed a thorough restructuring of our operations in Japan in the first half of 2009, so we will capture the full benefit of this restructuring in 2010.

We are also delighted to reward our shareholders with improving results through an appreciated stock price, an increased level of dividends, and a continued strategy to repurchase shares.

Innovation Continues to Drive Growth

While 2009 was our “best year ever,” we view it as a milestone as we travel toward our goal of becoming the world’s leading direct selling company. Innovation is fueling our success and creating significant momentum for 2010 and beyond.

We are working smarter and more efficiently than ever before, making the critical decisions now that will drive growth and success for the future. We are financially sound and have demonstrated that we’re serious about improving profitability.

And with ageLOC,™ we are developing an entirely new class of anti-aging products. Our proprietary anti-aging science will continue to differentiate us as we incorporate key discoveries into both our skin care and nutritional product portfolios—leveraging our unique expertise of targeting the sources of aging from the outside and inside.

OPERATING MARGINS/EPS RECONCILIATION	2007	2009	2009 EPS
OPERATING MARGIN/EPS	6.1%	11.1%	$1.40
PERCENTAGE IMPACT OF RESTRUCTURING	1.4%	.8%	$0.11
OPERATING MARGIN/EPS EXCLUDING RESTRUCTURING	7.5%	11.9%	$1.51

We are demonstrating our difference in our people, products, culture, and opportunity, surging ahead with confidence in the future. With innovation guiding our way, we are more optimistic than ever that for Nu Skin the best is yet to come.

Sincerely,

Blake M. Roney
CHAIRMAN
NU SKIN ENTERPRISES
Steven J. Lund
VICE CHAIRMAN
NU SKIN ENTERPRISES
Truman Hunt
PRESIDENT, CEO
NU SKIN ENTERPRISES